SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDED FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME: PC&J PERFORMANCE FUND (Formerly PDC&J Performance Fund)

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

     300 Old Post office
     120 West Third Street
     Dayton, Ohio 45402

TELEPHONE NUMBER: (513) 223-0600

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

     James M. Johnson
     300 Old Post Office
     120 West Third Street
     Dayton, Ohio 45402

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

               /X/ Yes           / / No


                                   SIGNATURES

Pursuant to the requirement of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Dayton and State of Ohio on the 29th day of March, 1996.

ATTEST:                                  PC&J PERFORMANCE FUND

/s/_______________________________      By:/s/___________________________
James M. Johnson, Secretary                Leslie O. Parker, III,